Exhibit 10.2

CHANGE OF CONTROL SEVERANCE AGREEMENT

AS AMENDED

[TIERS I, II & III]

This Agreement (“Agreement”) is dated as of             , 2007, by and between SUPERVALU INC., a Delaware corporation (the “Company”), and             (the “Executive”).

WHEREAS, the Company’s Board of Directors (the “Board”) considers the continued services of key executives of the Company to be in the best interests of the Company and its stockholders; and

WHEREAS, the Board desires to assure, and has determined that it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances arising from the possibility or occurrence of a change of control of the Company; and

WHEREAS, the Board has authorized the Company to enter into continuity agreements with those key executives of the Company who are designated by the Executive Personnel and Compensation Committee of the Board of Directors (the “Committee”), such agreements to set forth the severance compensation which the Company agrees under certain circumstances to pay such executives; and

WHEREAS, the Executive is a key executive of the Company and has been designated by the Committee as an executive to be offered such a continuity compensation agreement with the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. General Principles. This Agreement is effective on the date that it is signed by the Company and the Executive. For the purpose of this Agreement, the date on which a Change of Control occurs is the “COC Date.” If Executive ceases to be employed prior to a Change of Control by reason of an Anticipatory Separation (as defined in Section 3(c)), then Executive shall receive the severance benefits provided herein as if the COC Date for the Executive were the date immediately preceding the occurrence of that Anticipatory Separation. If Executive ceases to be employed prior to a Change of Control for any reason other than an Anticipatory Separation, this Agreement shall terminate and have no effect and Executive shall receive such severance payments, if any, as are provided in any existing agreement between the Executive and the Company.

If a Change of Control occurs, the Executive’s employment shall be continued hereunder for the period (the “Employment Period”) commencing on the COC Date and ending on the second anniversary of the COC Date, subject to the Executive’s Separation from Service as described hereinafter. Any existing employment agreement between the Executive and the Company shall continue to be effective following the Change of Control, but severance amounts under this Agreement shall be reduced by amounts payable under any such employment agreement.

For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(ii) the consummation of any merger or other business combination of the Company, sale or lease of all or substantially all of the Company’s assets or combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company’s assets; or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

(iii) within any 24-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least three-fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest); or

(iv) such other event or transaction as the Board shall determine constitutes a Change of Control.

2. Employment following Change of Control. Executive shall have at least the same titles and responsibilities as those in effect immediately prior to the Change of Control. Executive shall receive an annual base salary which is not less than the highest base salary in effect for Executive at any time in the 12 months preceding the Change of Control, and the Company shall review the salary annually with a view to increasing it; provided any such increase shall be in the sole discretion of the Board. Once increased, base salary cannot be decreased. If Executive has not been terminated, for the year of the Change of Control and for each year thereafter during which Executive is employed, the Executive shall be paid an annual bonus which shall be no less than the higher of (i) the bonus which the Executive would have received under the Company’s bonus plans as they were in effect prior to the Change of Control (based upon actual performance in the year up to the Change of Control), (ii) the average of the annual bonuses paid or payable in respect of the three years prior to the Change of Control, or (iii) the Executive’s target bonus immediately prior to the Change of Control (the highest of (i), (ii) and (iii) being the “Bonus”). In addition, the Executive shall be provided with incentive compensation, pension, general insurance, vacation, fringe benefits, perquisites (including an automobile allowance, if any), the use of an office and support staff that are commensurate with the benefits, vacation, expense reimbursement, fringe benefits, perquisites, office and support staff provided to Executive immediately prior to the Change of Control or, if more favorable to Executive, at the level made available to other similarly situated executive officers of the Company after the Change of Control. In addition, the Executive’s place of employment following a Change of Control shall be no farther than 45 miles from the Executive’s place of employment prior to the Change of Control.

3. Separation from Service Following Change of Control.

(a) The Executive shall be entitled to the severance benefits provided in Section 4 hereof if the Executive’s Separation from Service occurs (A) within two years following a Change of Control (i) by the Company without Cause, or (ii) by Executive for Good Reason, or (B) prior to a Change of Control, as a result of an Anticipatory Separation.

Notwithstanding the foregoing, Executive shall not be entitled to severance benefits under this Agreement if Executive’s Separation from Service is on account of Executive’s death or Disability. Executive’s death or Disability subsequent to a Separation from Service which would otherwise give rise to severance benefits under this Agreement will not disqualify Executive from receiving the severance benefits. For purposes of this Agreement:

(i) “Disability” shall have the same meaning as in the Company’s long-term disability plan.

(ii) “Retirement” shall mean a termination of employment by Executive pursuant to late, normal or early retirement under a pension plan sponsored by the Company, as defined in such plan.

(ii) “Separation from Service” shall mean a severance of the Executive’s employment under circumstances that would qualify as a separation from service as that term is used and defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board or an officer of the Company which specifically identifies the manner in which the Board or the officer believes that Executive has not substantially performed Executive’s duties;

(ii) (A) the conviction of, or plea of guilty or nolo contendere to, a felony or (B) the willful engaging by Executive in gross misconduct which is materially and demonstrably injurious to the Company; or

(iii) Executive’s commission of an act or acts of personal dishonesty intended to result in substantial personal enrichment of the Executive at the expense of the Company;

provided, however, that in no event shall Cause exist by virtue of any action taken by the Executive (A) in compliance with express written directions of the Board, [the Company’s Chief Executive Officer or the officer to whom the Executive reports,]1 or (B) in reliance upon the express written consent of the Company’s counsel. In each case above, for a Separation from Service to be for Cause: (a) the Executive must be provided with a Notice of Termination (as described in Section 3(d)) within six (6) months after the Company has actual knowledge of the act or omission constituting Cause; (b) the Executive must be provided with an opportunity to be heard by the Board

[1]	Not to be included in CEO’s Agreement, and, for those Executives reporting directly to the CEO, “the officer to whom the Executive reports” shall not be included.

no earlier than 30 days following the Notice of Termination (during which notice period Executive has failed to cure or resolve the behavior in question); and (c) there must be a good faith determination of Cause by at least 2/3rds of the non-employee outside directors of the Company.

(c) Good Reason and Anticipatory Separation. For purposes of this Agreement, “Good Reason” shall mean:

(i) Executive’s annual base salary is reduced below the higher of (A) the amount in effect on the COC Date, or (B) the highest amount in effect at any time thereafter;

(ii) Executive’s annual bonus is reduced below the Bonus;

(iii) Executive’s duties and responsibilities or the program of incentive compensation (including, without limitation, long term incentive plans and equity incentive programs), vacation, fringe benefits, perquisites, retirement and general insurance benefits offered to Executive are materially and adversely diminished in comparison to the duties and responsibilities or the program of such benefits enjoyed by Executive on the COC Date;

(iv) Executive is required to be based at a location more than 45 miles from the location where Executive was based and performed services on the COC Date or Executive’s business travel obligations are significantly increased over those in effect immediately prior to the COC Date; [or]2

(v) failure to provide for the assumption of this Agreement by any successor entity; [or

(vi) Executive’s termination of employment for any reason during the seventh month following the Change of Control;]3 provided, however, that any diminution of duties or responsibilities that occurs solely as a result of the fact that the Company ceases to be a public company shall not, in and of itself, constitute Good Reason.

Any event or condition described in clauses (i) through (iv) or a Separation from Service without Cause, either of which occurs prior to a Change of Control but which Executive reasonably demonstrates (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control (a “Third Party”), or (B) otherwise arose in connection with, or in anticipation of a Change of Control, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to a Change of Control (“Anticipatory Separation”).

[2]	Not to be included in CEO’s agreement.
[3]	For CEO only.

Executive shall give the Company written notice of any event which Executive claims is the basis for Good Reason [(other than a Separation from Service pursuant to Section 3(c)(vi))]4, within 6 months of such event, and the Company shall have 30 days from its receipt of such notice within which to cure or resolve the behavior in question before Executive can terminate for Good Reason.

(d) Notice of Termination. Any purported termination of the Executive’s employment with the Company [(other than a Separation from Service pursuant to Section 3(c)(vi))]5 shall be communicated by a Notice of Termination to the Executive, if such termination is by the Company, or to the Company, if such termination is by the Executive. For purposes of this Agreement, “Notice of Termination” shall mean a written notice which shall indicate the specific provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated. For purposes of this Agreement, no purported termination of Executive’s employment with the Company shall be effective without such a Notice of Termination having been given.

(e) Dispute Resolution. Disputes arising from the operation of this Agreement, including, but not necessarily being limited to, the manner of giving the Notice of Termination, the reasons or cause for the Executive’s termination or the amount of severance compensation due to the Executive subsequent to the Executive’s termination, shall be resolved by arbitration; provided, however, that disputes arising under Section 11 of this Agreement shall not be resolved under this Section 3(e). In the event that any dispute which shall be resolved by arbitration is not able to be resolved by mutual agreement of the parties within sixty calendar (60) days of the giving of such notice, the Executive and the Company hereby agree to promptly submit such a dispute to binding arbitration in Minnesota in accordance with Delaware law and the rules and procedures of the American Arbitration Association. During any period in which a dispute is pending, the Executive shall continue to receive Executive’s salary (including any Bonus) and benefits as if Executive’s employment with the Company had continued through the date of the arbiters’ determination, and any such payments or benefits shall not be offset against any severance, either under this Agreement or otherwise, to which Executive may be entitled.

[4]	For CEO only.
[5]	For CEO only.

4. Compensation Upon Separation from Service After a Change of Control.

If within two (2) years after the COC Date, the Executive has a Separation from Service, the Executive shall be entitled to the following payments and benefits:

(a) Severance. On the 10th business day following such Separation from Service (or at such later time as may be provided under Section 4(g)), the Company shall pay or cause to be paid to the Executive a lump sum cash amount equal to [three (3) times][two (2) times]6 the sum of (i) the Executive’s annual base salary on the COC Date (the “Base Salary”), (ii) the Bonus, and (iii) the value of the perquisites (e.g., car allowance, club dues, etc., including any ordinary tax gross-ups for perquisites) provided to Executive in respect of the year prior to the Change of Control. In addition, at the time of the above payment, the Executive shall be entitled to an additional lump sum cash payment equal to the sum of (A) Executive’s earned but unpaid salary through the date of Separation from Service, (B) a pro rata portion of the Bonus (calculated through the date of Separation from Service), and (C) an amount, if any, of accrued vacation pay, in each case, in full satisfaction of Executive’s rights thereto.

Except as specifically provided in this Agreement, nothing in this Agreement shall be interpreted or relied upon as a basis to amend, modify, accelerate or defer, or otherwise change any contributions to or payments that may be due from any other deferred compensation plan subject to Section 409A of the Code.

(b) Welfare Benefits. The Executive shall be entitled to continued medical, dental and life insurance coverage for the Executive and the Executive’s eligible dependents on the same basis as in effect prior to the Change of Control or the Executive’s Separation from Service, whichever is deemed to provide for more substantial benefits, until the earlier of (A) [thirty-six (36)][twenty-four (24)][twelve (12)]7 months (the “Separation Period”) after the Executive’s Separation from Service or (B) the commencement of comparable coverage with a subsequent employer; provided, however, that such continued coverage shall not count against any continued coverage required by law; provided, further, that if the Company is not able to provide the coverage required above under the general terms and provisions of the Company’s plans, then the Company shall reimburse Executive for the cost of obtaining substantially similar benefits (the “Benefit Payment”) and shall pay Executive an additional amount, such that after payment of all applicable federal, state and local income and payroll taxes imposed upon Executive as a result of the Benefit Payment, the Executive retains an amount equal to the amount of the Benefit Payment.

(c) Pension Benefits. The Executive shall also receive additional credit for service and age (including, benefit accrual and vesting credit) for the Separation

[6]	Three times for Tier I (CEO & EVPs); Two times for Tier II (SVPs); one time for Tier III (remaining participants).
[7]	Thirty-six months for Tier I; twenty-four months for Tier II; twelve months for Tier III.

Period under any Company pension plan in which Executive participates based on the Executive’s Base Salary and Bonus in effect at the of termination of employment; provided, however, that in the case of a qualified pension plan, the Executive shall be paid on the 30th day after Executive’s last day of employment (or at such later time as may be provided under Section 4(g)) a cash lump sum equal to the present value of the additional benefits Executive would have accrued if Executive had been credited for all purposes with the additional years of service and age under such plan. In addition, at the time of the above payment, the Executive shall receive an additional payment (the “401(k) Payment”) equal to the product of (i) [three (3)] [two (2)][one (1)]8, (ii) 0.0225, and (iii) the sum of the Base Salary and the Bonus.

(d) Outplacement. If so requested by the Executive, outplacement services shall be provided by a professional outplacement provider at a cost to the Company of not more than 10% of the Executive’s Base Salary. Such services may be provided either by direct payment to the outplacement provider or by reimbursement to Executive. However, services shall be paid or reimbursed only if the services are provided during the period beginning with the Separation from Service and ending on the December 31 of the second calendar year following the calendar year in which the Separation from Service occurred.

(e) Indemnification; Liability Insurance. The Company shall maintain, for a period not less than 6 years following Executive’s termination of employment, indemnification policies and liability insurance coverage for Executive’s benefit comparable to those indemnification policies and liability insurance coverage provided by the Company for Executive’s benefit prior to the Change of Control.

(f) Withholding. Payments and benefits provided pursuant to this Section 4 or any other provision of this Agreement shall be subject to any applicable payroll and other taxes required to be withheld.

(g) Limitations on Payment of Deferred Compensation. To the extent that any payments or benefits to be provided to the Executive under this Agreement would be considered deferred compensation under Section 409A of the Code and the Executive is a “Key Employee” as defined in Section 416(i) of the Code, then any such payments that would otherwise be due and payable during the first six months following and on account of a Separation from Service shall instead be paid to the Executive upon the earlier of (i) six months and one day after the date the Executive’s Separation from Service or (ii) any other date permitted under Section 409A(a)(2) and Section 409A(a)(3). To the extent that any payments or benefits to be provided to the Executive under this Agreement would be considered deferred compensation under Section 409A of the Code, the provisions of this Agreement pertaining thereto shall be construed and administered to comply with Section 409A. Neither the Company nor any of its officers,

[8]	Three for Tier I; two for Tier II; and one for Tier III.

directors, agents or affiliates shall be obligated, directly or indirectly, to any Executive or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Executive or other person on account of any amounts paid or payable under this Agreement or on account of any failure to comply with Section 409A.

5. Certain Additional Payments by the Company:

(a) Anything in this Agreement to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 5(f) hereof, all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change of Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Company or the Executive to submit its determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the Separation from Service, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive on the fifth business day after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that Executive has substantial authority not to report any

Excise Tax on Executive’s federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive on the fifth business day after receipt of such determination and calculations.

(c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5(b) hereof.

(d) The federal, state and local income or other tax returns filed by the Executive and the Company (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

(e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 5(b) and (d) hereof shall be borne by the Company. If such fees and expenses are initially advanced by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses on the fifth business day after receipt from the Executive of a statement therefore and reasonable evidence of Executive’s payment thereof.

(f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which Executive gives such notice to the Company and (b) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) provide the Company with any written records or documents in Executive’s possession relating to such claim reasonably requested by the Company;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at Executive’s own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect thereto; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g) If the Executive receives any refund with respect to such claim, the Executive shall be entitled to retain same (together with any interest paid or credited thereon after any taxes applicable thereto).

6. Obligations Absolute; No Mitigation; No Effect On Other Rights.

(a) The obligations of the Company to make the payment to the Executive, and to make the arrangements, provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

(b) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

(c) The provisions of this Agreement, and any payment provided for herein, shall not supersede or in any way limit the rights, benefits, duties or obligations which the Executive may now or in the future have under any benefit, incentive or other plan or arrangement of the Company or any other agreement with the Company.

7. Not an Employment Agreement. Subject to the terms of this or any other agreement or arrangement between the Company and the Executive that may then be in effect, nothing herein shall prevent the Company from terminating the Executive’s employment.

8. Successors; Binding Agreement, Assignment.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company, by agreement to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment with the Company or such successor for Good Reason immediately prior to or at any time after such succession. As used in this Agreement, “Company” shall mean (i) the Company as hereinbefore defined, and (ii) any successor to all or substantially all of the Company’s business or assets which executes and delivers an agreement provided for in this Section 8(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s estate or designated beneficiary. Neither this Agreement nor any right arising hereunder may be assigned or pledged by the Executive.

9. Notice. For purpose of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

P.O. Box 990

Minneapolis, MN 55440

Attention: Corporate Secretary

and in the case of the Executive, to the Executive at the most current address shown on the Executive’s employment records. Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

10. Expenses. In addition to all other amounts payable to the Executive under this Agreement, the Company shall pay or reimburse the Executive for legal fees (including without limitation, any and all court costs and attorneys’ fees and expenses), incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof; unless, (i) in the case of an action brought by the Executive, it is determined by an arbitrator or by a court of competent jurisdiction that such action was frivolous and was not brought in good faith, or (ii) in the case of a claim arising under section 11 hereof, the Company prevails on the merits of such claim.

11. Nondisclosure of Confidential Information; Non-Competition.

(a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 11(a), “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates (the “Restricted Group”) or customers, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof).

[Note: Sections 11(b-d) below shall apply only to those Executives in Tier I (the CEO, President or any Executive Vice President of the Company ); or Tier II (Senior Vice Presidents of the Company) who have executed this Agreement in the form hereof.]

(b) During the period of Executive’s employment hereunder and for one (1) year thereafter, Executive agrees that, without the prior written consent of the Company, (A) Executive will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Restricted Group and (B) Executive shall not, on Executive’s own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation.

(c) For purposes of this Section 11, a business shall be deemed to be in competition with the Restricted Group if it or any of its material affiliates is in the business of selling food (fresh, packaged and/or frozen), retail or wholesale, within the continental United States. Nothing in this Section 11 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive’s beneficial ownership of any class of such company’s securities does not exceed 1% of the outstanding securities of such class. Executive shall retain the right to seek the written approval of the Company’s [successor]9 Chief Executive Officer waiving the requirements of Section 11(b) with respect to any particular activity in which Executive seeks to engage.

(d) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

(e) Executive agrees that any breach of the covenants contained in this Section 11 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive; provided, however, that the Company may not cease making any payments required by this Agreement until a court or arbitrator(s) having jurisdiction over the matter has made a final non-appealable determination on the merits of such action in the Company’s favor.

12. Miscellaneous. No provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing signed by the Executive and such officer of the Company as shall be specifically designated by the Committee or by the Board.

(a) Notwithstanding the foregoing, if the Company determines from time to time in good faith that any provision of this Agreement is not or may not be in compliance with Section 409A of the Code and that such provisions can be amended to comply with Section 409A without causing any violation of any other provision of law, the Company may, but shall not be obligated to, amend such provision without the consent of the Executive for the purpose eliminating or modifying the provision in such manner as the Company determines to be necessary and appropriate to comply with Section 409A of the Code. In effecting any such amendment, the Company shall replace any benefits that may be lost with economic consideration of its choosing that is of equal cost or of equal value, as determined in its reasonable discretion. Unless under the circumstances it is impracticable to do so, the Executive shall be given reasonable advance notice of the Company’s intention to amend. Any such amendment shall applied on a reasonably uniform basis to all similar agreements and shall be evidenced in writing. The Executive shall receive such written notice as soon as practicable after its effective date.

[9]	For CEO only.

(b) No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to its conflict of laws rules. Any action brought by the Executive or the Company shall be brought and maintained in a court of competent jurisdiction in the State of Minnesota.

13. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party hereto waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understanding with respect to the matters provided for herein (except that any other non-disclosure, non-competition or non-solicitation agreements or provisions the parties hereto have entered into shall continue to be in effect).

16. Grantor Trust. Immediately prior to a Change of Control, the Company shall contribute to a grantor trust an amount equal to 125% of the payments Executive would receive from the Company, pursuant to Section 4 hereof, if Executive were terminated without Cause by the Company or if Executive were to terminate Executive’s employment for Good Reason, in either case, immediately following the Change of Control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Witnesses:	SUPERVALU INC.

Name:

Title:

Executive

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